EXHIBIT 3.4

ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION
OF
LIFESCIENCES OPPORTUNITIES INCORPORATED

The undersigned, being the Chief Executive Officer of LIFESCIENCES OPPORTUNITIES INCORPORATED, a Florida corporation (the “Corporation”), does hereby certify that the Amendment provided for herein to change the name of the Corporation was adopted unanimously by Written Consent of the Board of Directors of the Corporation on April 1, 2008, and written consent of shareholders owning a majority of the outstanding shares entitled to vote of the Corporation, in accordance with the provisions of Chapter 607 of the General Corporation Law of the State of Florida, and the number of votes cast in favor of the Amendments was sufficient to carry the motion.

1. Article I of the Articles of Incorporation of the Corporation is hereby amended to read as follows:

“CORPORATE NAME

The name of this Corporation shall be: DR. TATTOFF, INC.”

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation, has executed this Amendment to Articles of Incorporation of Lifesciences Opportunities Incorporated, a Florida corporation, the 19th day of May, 2008, for the purpose of amending the Articles of Incorporation under Section 607.1006, Florida Statutes, and does hereby certify that the facts herein stated are true and correct, and were approved by the votes of Shareholders owning a majority of the shares entitled to vote and the vote was sufficient to carry the motion.

LIFESCIENCES OPPORTUNITIES INCORPORATED,
a Florida corporation

By:	/s/ John P. Keefe
John P. Keefe, Chief Executive Officer